UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2021

RSE INNOVATION, LLC
(Exact name of issuer as specified in its charter)

Delaware	85-1119258
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

250 LAFAYETTE STREET, 2nd FLOOR, NEW YORK, NY 10012

(Full mailing address of principal executive offices)

(347) 952-8058
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

TABLE OF CONTENTS

RSE INNOVATION, LLC

SECTIONPAGE

MASTER SERIES TABLE6

ITEM 1. DESCRIPTION OF BUSINESS7

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION12

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES20

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS27

ITEM 5. RELATED PARTY TRANSACTIONS28

ITEM 6. OTHER SIGNIFICANT INFORMATION29

ITEM 7.  FINANCIAL STATEMENTSF-1

EXHIBIT INDEXIII-1

In this Annual Report on Form 1-K (the “Form 1-K”), references to “we,” “us,” “our,” “RSE Innovation,” or the “Company” mean RSE Innovation, LLC, a Delaware series limited liability company formed on May 20, 2020.

Unless otherwise indicated, information contained in this Form 1-K concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-K and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-K are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-K, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Pre-Qualification Amendment No. 2 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 24, 2021 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-K or any documents incorporated by reference herein or therein speak only as of the date of this Form 1-K. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-K may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names in this Form 1-K is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-K may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

MASTER SERIES TABLE

The Company is wholly owned and managed by RSE Innovation Manager, LLC (the “Manager”), a single-member Delaware limited liability company formed on May 20, 2020, which is owned by Rally Holdings LLC, a Delaware limited liability company (the “Rally Holdings” or “Asset Manager”), which serves as the asset manager for the collection of Innovation Assets (as defined below) owned by the Company and each series. The Company’s core business is the identification, acquisition, marketing and management of certain intangible assets (the “Innovation Assets” or the “Asset Class”) for the benefit of the investors. Examples of intangible assets in which the Company may invest include domain names and media royalties. All of the series of the Company may collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series may collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests may collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below may be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset may be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”).

The master series table below, referred to at times as the “Master Series Table”, shows key information related to each Series. This information will be referenced in the following sections when referring to the Master Series Table.

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee	Trading Window (3)
#URL2	1/10/2022	Pre-Qualification Amendment No. 2 to the Offering Statement	DIRECTIONS.COM	Closed	1/10/2022	2/3/2022	$10.00	11,200 / 14,000	$112,000 / $140,000	$11,200

Note: Gray shading represents Series for which no Closing of an Offering has occurred.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors”.

(3)Represents most recent Trading Window for Series as of the date of this filing. Blank cells indicate that no Trading Window for Series has yet occurred as of the date of this filing.

ITEM 1. DESCRIPTION OF BUSINESS

Company History

The Company’s core business is the identification, acquisition, management and marketing of a collection of Innovation Assets, as selected and acquired by the Company for the benefit of investors. The Manager of the Company is wholly owned by Rally Holdings LLC, which is in turn wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). The Company issues membership Interests in a number of separate individual Series of the Company. There will be a separate closing with respect to each Offering. Each Series will own a unique Underlying Asset, and the assets and liabilities of each Series will be separate in accordance with Delaware law. An Investor in any Series acquires a proportional share of assets, liabilities, profits and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series consists of a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Financial Statements) as well as certain liabilities related to expenses pre-paid by the Asset Manager. “Current Period” refers to the time period between January 1, 2021, and December 31, 2021. “Prior Period” refers to the time period between May 20, 2020 (inception) and December 31, 2020. The Manager has assembled a network of advisors (the “Advisory Board”) who may advise the Manager on certain business considerations with respect to the Series and aspects of the Platform.

Description of the Business

The market for the Asset Class is characterized by: (i) a small number of participants who have the financial means to acquire, enjoy and derive financial gains from the highest quality and value Innovation Assets, and (ii) a relatively large number of Asset Class enthusiasts who have equivalent knowledge and passion for the assets, but no current mechanism to benefit financially from or enjoy certain benefits of ownership of the Asset Class in the highest value segment. This dichotomy and the disproportionate access to the upper-end of the market have resulted in the creation of significant latent demand from the enthusiast community to participate more meaningfully in an Asset Class that, to date, they have passively watched deliver returns to a select group of participants.

The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Innovation Assets through a seamless investment experience on the Platform.

An owner interested in selling its Underlying Asset will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting in the Underlying Asset. Traditional methods of transacting in Innovation Assets may include large fees, as well as meaningful overhead in terms of asset preparation and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

The Company, with the support of the Manager and its affiliates and through the use of the Platform, aims to provide:

(i)Investors with access to the highest quality Innovation Assets for investment, portfolio diversification and secondary market liquidity for their Interests, through the liquidity platform (the “Liquidity Platform”) on the Platform, or otherwise, although there can be no guarantee that a secondary market will ever develop, through the Liquidity Platform, or otherwise, or that appropriate registrations to permit such secondary trading will ever be obtained.

(ii)Asset Sellers with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to build equity positions in assets via the Interests issued to Asset Sellers in Offerings for Series Interests conducted through the Platform, as part of total purchase consideration to Asset Sellers.

(iii) All Platform users with a premium, highly curated, engaging Innovation Asset media experience, potentially including “fantasy collecting” features.

In the future the Company may generate revenues through the usage of the Underlying Assets (“Contractual Revenues”), through channels which may include, but are not limited to, the following categories:

•Asset Leasing: Renting the Underlying Asset to a third party over a defined period of time for the payment of fees, typically on a monthly basis

•Sponsorship & Advertising: Enabling third-party brands to display advertising on or in connection with the Underlying Asset for the payment of fees, typically on a Cost per Impression (CPM), Cost per Click (CPC), or Cost per Action (CPA) basis

•Licensing & Royalties: Granting the right for third parties to display, perform or access the Underlying Asset for a fixed fee or a fee calculated as a percentage of the revenue generated by such activities

•Asset Merchandising: Selling goods or services related to the Underlying Asset

The Company has not taken any steps to generate contractual revenues from the usage of the Underlying Asset of any Series, but the Company may choose to pursue any of the above channels, or any other channels, in the future.

Our objective is to become the leading marketplace for investing in Innovation Assets and, through the Platform, to provide Investors with financial returns commensurate with returns in the Asset Class, to enable deeper and more meaningful participation by Asset Class enthusiasts in the hobby, to provide experiential and social benefits comparable to those of a world-class Underlying Asset owner, and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for Investors.

Competition

Although the Company’s business model is unique in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players will continue to play an increasing role.

Most of our current and potential competitors in the Asset Class have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources to sourcing the Innovation Assets for which the Company competes. In addition, almost all of these competitors have longer operating histories and greater name recognition than we do and are focused on a more established business model.

There are also competing start-up models to facilitate shared ownership of Innovation Assets developing in the industry, which will result in additional competition for Innovation Assets, some of which have focused on the regulated securities market.

With the continued increase in popularity of the Asset Class, we expect competition for Innovation Assets to intensify in future. Increased competition may lead to increased prices, which will reduce the potential value appreciation that Investors may be able to achieve by owning Interests in the Company’s Offerings and will decrease the number of high-quality assets the Company can securitize through the Platform.

In addition, there are companies that are developing crowd funding models for other alternative asset classes such as racehorses, wine, or art, who may decide to enter the Asset Class as well.

Customers

We target the broader U.S. Asset Class enthusiast and the U.S. millennial market as our key customer bases. The customers of the Company are the Investors in each Series that has closed an Offering. As of the date of this filing, the Company has closed one Offering, which related to Series #URL2.

Facilities

The Manager and the Asset Manager are located at 250 Lafayette Street, 2nd Floor, New York, NY 10012. The Asset Manager presently has approximately thirty-seven full-time employees and part-time contractors. Neither the Manager nor the Company has any employees.

Government Regulation

Claims arising out of actual or alleged violations of law, including certain matters currently under investigation by the SEC, could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates, or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Regulation of Intangible Assets

Regulation of intangible assets is under active consideration by the United States through various federal agencies, including the Commission, the Commodity Futures Trading Commission (“CFTC”), the Federal Trade Commission (“FTC”) and the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury, as well as in other countries. State government regulations may also apply. Furthermore, it is expected that regulations will increase, although we cannot anticipate how and when. As the regulatory and legal environment evolves, we may become subject to new laws and regulation by the Commission and other agencies.

In recent years, the Commission and U.S. state securities regulators have stated that certain intangible assets may be classified as securities under U.S. federal and state securities laws; however, there has not been definitive guidance on this point. A number of enforcement actions and regulatory proceedings have since been initiated against issuers of intangible assets and their developers and proponents. Several foreign governments have also issued similar warnings cautioning that intangible assets may be deemed to be securities under the laws of their jurisdictions.

Regulation of intangible asset exchanges in the future may raise transaction costs, potentially offsetting or eliminating many of the key benefits of digital assets. Lack of international coordination raises the risk of an uneven global regulatory landscape. The development of the market for intangible assets globally is in relative limbo currently due to regulatory uncertainty.

Additionally, the rules governing the ownership and operation of domain names are controlled entirely by “ICANN” (the Internet Corporation for Assigned Names and Numbers). ICANN is a multi-stakeholder private sector, not-for-profit corporation formed in 1998 for the express purposes of overseeing a number of Internet related tasks, including management of the DNS, allocation of IP addresses, accreditation of domain name registrars and registries and the definition and coordination of policy development for all of these functions. The regulation of Internet domain names in the U.S. and in foreign countries is subject to change.

Regulation of Exchanges

A platform facilitating the sale and secondary trading of securities potentially may be required to register with the Commission as an exchange. Section 3(a)(1) of the Exchange Act provides that an “exchange” means “any organization, association, or group of persons, whether incorporated or unincorporated, which constitutes, maintains, or provides a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange as that term is generally understood, and includes the market place and the market facilities maintained by such exchange.” Rule 3b-16(a) under the Exchange Act further provides that a “market place or facility for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange” means someone who brings together the orders for securities of multiple buyers and sellers and “uses established, non-discretionary methods (whether by providing a trading facility or by setting rules) under which such orders interact with each other, and the buyers and sellers entering such orders agree to the terms of a trade.”

We believe that the Platform does not use any non-discretionary methods under which any orders to purchase or sell a security interact with each other. The Platform merely routes orders to a registered broker-dealer to make isolated trades through matching individual buyers and sellers after the buyers and sellers have confirmed their intent to complete the trade.

A system that meets the definition of an exchange and is not excluded under Rule 3b-16(b) must register as a national securities exchange or operate pursuant to an appropriate exemption. One frequently used exemption is for alternative trading systems (“ATS”). Rule 3a1-1(a)(2) under the Exchange Act exempts from the definition of “exchange” under Section 3(a)(1) of the Exchange Act an ATS that complies with Regulation ATS. An ATS that operates pursuant to the Rule 3a1-1(a)(2) exemption and complies with Regulation ATS would not be subject to the registration requirement of Section 5 of the Exchange Act.

Rule 3b-16(b)(1) provides that such an entity will not be “a market place or facilities for bringing together purchasers and sellers of securities or for otherwise performing with respect to securities the functions commonly performed by a stock exchange” solely because it routes orders to a registered broker-dealer. The Platform merely provides bid and ask prices to a registered broker-dealer, and requires users to click through an acknowledgement that any orders being placed are with a registered broker-dealer, not with the Company itself. Any rules for submitting buy or sell orders are set by the participating broker-dealers. In reliance upon Rule 3b-16(b)(1), the Company believes it is not required to register the Platform as an exchange or comply with Regulation ATS as an ATS. However, RSE Markets is currently subject to an SEC investigation related to the potential status of the Platform as an exchange or an ATS.

Privacy and Protection of Investor Data

Aspects of our operations or business are subject to privacy and data protection regulation in the United States and elsewhere. Accordingly, we publish our privacy policies and terms of service, which describe our practices concerning the use, transmission, and disclosure of information. As our business continues to expand in the United States and beyond, and as laws and regulations continue to be passed and their interpretations continue to evolve in numerous jurisdictions, additional laws and regulations may become relevant to us. Regulatory authorities around the world are considering numerous legislative and regulatory proposals concerning privacy and data protection. In addition, the interpretation and application of these privacy and data protection laws in the United States and elsewhere are often uncertain and in a state of flux.

Growing public concern about privacy and the use of personal information may subject us to increased regulatory scrutiny. The FTC has, over the last few years, begun investigating companies that have used personally identifiable information in a deceptive or unfair manner or in violation of a posted privacy policy. If we are accused of violating the terms of our privacy policy or implementing unfair privacy practices, we may be forced to expend significant financial and managerial resources to defend against an FTC action. On May 25, 2018, the European Union implemented the General Data Protection Regulation (the “GDPR”), a new privacy regulation that imposes new regulatory scrutiny on our business with customers in the European Economic Area, with possible financial consequences for noncompliance. If we are accused of violating the data protection and privacy rights of European Union citizens, we may be forced to expend significant financial and managerial resources to defend against a GDPR enforcement action by a European Union data protection authority or a European Union citizen. On January 1, 2020, the California Consumer Privacy Act (the “CCPA”) became effective. Similar to the GDPR, the CCPA imposes new regulatory scrutiny on our processing of the personal data of our customers in California, with possible financial consequences for noncompliance. If we are accused of violating the CCPA, we may be forced to expend significant financial and managerial resources to defend against an enforcement action by the California Attorney General or, in the event of a data breach, a lawsuit by customers located in California.

Consumer Protection Regulation

The Consumer Financial Protection Bureau and other federal and state regulatory agencies, including the FTC, broadly regulate financial products, enforce consumer protection laws applicable to credit, deposit and payments, and other similar products, and prohibit unfair and deceptive practices. Such agencies have broad consumer protection mandates, and they promulgate, interpret, and enforce laws, rules and regulations, including with respect to unfair, deceptive and abusive acts and practices that may impact or apply to our business. For example, under federal and state financial privacy laws and regulations, we must provide notice to Investors of our policies on sharing non-public information with third parties, among other requirements. In addition, under the Electronic Fund Transfer Act, we may be required to disclose the terms of our electronic fund transfer services to consumers prior to their use of the service, among other requirements.

Investment Company Act of 1940 Considerations

We intend to conduct our operations so that we do not fall within, or are excluded from, the definition of an “investment company” under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities. We believe that we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting, or trading in securities. We anticipate that the Underlying Assets for each Series will not be securities.

Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of the company’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” We intend to monitor our holdings and conduct operations so that on an unconsolidated basis we will comply with the 40% test with respect to each Series.

If we become obligated to register the Company as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•limitations on capital structure;

•restrictions on specified investments;

•prohibitions on transactions with affiliates; and

•compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

If we were required to register the Company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business, all of which would have a material adverse effect on us.

Legal Proceedings

None of the Company, any Series, the Manager, the Asset Manager or any director or executive officer of RSE Markets is presently subject to any material legal proceedings.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following information should be read in conjunction with our financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing, and management of certain intangible assets (the “Innovation Assets” or the “Asset Class”) for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Innovation Assets through a seamless investment experience on the Platform. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

We believe that collectors and dealers interested in selling their Innovation Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Innovation Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Innovation Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to establishing our business and principal operations, which commenced in 2020. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. We do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed.

•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform. As the Asset Manager has been in existence since only 2021 and is an early-stage startup company, it has no significant operating history. Further, the Asset Manager is also the Asset Manager for RSE Collection, LLC and RSE Archive, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol, and other Underlying Asset classes, such as domain names, in the future. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Innovation Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•With the continued increase in popularity of the Asset Class, we expect competition for Innovation Assets to intensify in the future. Although our business model is unique in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Innovation Assets developing in the industry, which will result in additional competition for Innovation Assets.

•The ongoing COVID-19 pandemic has impacted and may continue to impact our business, results of operations and financial condition. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets. COVID-19 (or variants of COVID-19, including the Omicron variant) continues to spread throughout the U.S. and the world and has resulted in authorities implementing varying measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. We are closely monitoring developments related to the COVID-19 pandemic and assessing any negative impacts to our business. However, we do not believe that the outbreak materially affected our business or financial results to date.

Investments in Underlying Assets

We provide investment opportunities in Innovation Assets to Investors through the Platform, financed through various methods including loans from officers of the Manager or other third-parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements negotiated with third-parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – we acquire the Underlying Asset outright prior to launch of the Offering, financed through loans made by affiliates of the Manager, third-party lenders or through non-interest-bearing payments from the Asset Manager.

•Purchase option agreement – we enter into a purchase option which gives us the right, but not the obligation, to purchase a specific Underlying Asset, typically through the proceeds of the Offering for the Series related to the Underlying Asset.

•Purchase agreement – we enter into a purchase agreement, which obligates us to acquire the Underlying Asset, but typically with a significant payment delay, with the goal of raising the capital through the Offering of the Series related to the Underlying Asset.

We entered into purchase agreements for the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments for the purchase agreement will be repaid from the proceeds of successful Series’ initial Offering. Upon completion of the Offering of each of the Series of Interests, it is proposed that each of these Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the authorized officers of the Manager may determine in their reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there may be instances where the Company finances an acquisition through the proceeds of the Offering, in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include authentication and verification check of the Underlying Asset, identification fee, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

“Current Period” refers to the time period between January 1, 2021, and December 31, 2021. “Prior Period” refers to the time period between May 20, 2020 (inception) and December 31, 2020.

During the Current Period, we signed purchase agreements to acquire assets for the following Series.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date (1)	Purchase Price (2)	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#URL1	Purchase Agreement	Q1 2022	$175,000	$0	$0	$0	$126,750	65%	$0
#URL2	Purchase Agreement	Q1 2022	$125,000	$0	$0	$0	$49,000	35%	$0
#URL3	Purchase Agreement	Q1 2022	$150,000	$0	$0	$0	$59,500	35%	$0
Total for 2021	New Agreements: 3	Closings: 0	$450,000	$0	$0	$0	$235,250	-	$0
Total for 2020	New Agreements: 0	Closing: 0	$0	$0	$0	$0	$0	-	$0

Note: Gray shading represents Series for which no Closing of an Offering has occurred as of the end of the Current Period.

Note: New Agreements and Closings represent only those agreements signed and those Offerings closed in the Current period.

Note: Purchase Price, Down payment Amount, Financings and Acquisition Expenses represent only the incremental amounts for the Current Period i.e., if an Underlying Asset was purchased in a previous period, but had a Closing in the Current period, it would not contribute to the totals for the Current Period.

Note: The Company entered into a purchase agreement to acquire each asset from the Asset Seller. Per the purchase agreement, the closing to acquire the assets is subject to a number of conditions that had not been satisfied as of December 31, 2021.  The Company will remit payment for the purchase price of each Underlying Asset to the Asset Seller upon satisfaction of all the conditions.  As of the end of the current period, the Company did not have custody of the assets and the assets were not on the Company’s books.

Note: Interests will be issued to the Asset Seller at close of the Offering for the Series. As of the end of the Current Period, there have been no Offerings closed.

(1)If exact Offering dates (specified as Month Day, Year) are not shown, then expected Offering dates are presented.

(2)Values are based on current negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change.

There were no Series that were open as of the end of the Current or Prior Period.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Trading Window (1)	Opening Date	Closing Date
-	-	-	-	-	-	-	-	-	-
Total for 2021		0 Series	-	-	-	-	-	-	-
Total for 2020		0 Series	-	-	-	-	-	-	-

(1)Represents the date of the most recent period during which transfers of Interests in the Series were facilitated through the Platform (each such period, a “Trading Window”) as of the date of this filing. Blank cells indicate that no Trading Window for the Series has yet occurred as of the date of this filing.

There were no Series that closed as of the end of the Current or Prior Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
-	-	-	-	-	-	-	-	-	-	-	-
Total for 2021		0 Series	-	-	-	-	-	-	-	-	-
Total for 2020		0 Series	-	-	-	-	-	-	-	-	-

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase in the number of Underlying Assets that the Company, through the Asset Manager, operates and manages. During the Current Period and Prior Period the Company engaged in acquiring Underlying Assets and entering into Purchase Agreements. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection and the Trend Information subsection or above in the Master Series Table.

Revenues

Revenues are generated at the Company or the Series level, we have not yet generated any revenues directly attributable to the Company or any Series to date. In addition, we do not expect either the Company or any of its Series to generate any revenues for some time.

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests. However, the Manager has agreed to pay and not be reimbursed for certain but not all expenses such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Financial Statements) for the Company and all of the Series were not incurred in the Current Period and Prior Period:

Total Operating Expense
	12/31/2021	12/31/2020	Difference	% Change	Note
Storage	$-	$-	$-	-
Custodial Fees	-	-	-	-
Appraisal and Valuation Fees	-	-	-	-
Bookkeeping and Accounting Fees	-	-	-	-
Ongoing Registrar Fees	-	-	-	-
Marketing Expense	-	-	-	-
Total Operating Expense	$-	$-	$-	-

There were no Operating Expenses by Series for the Current Period:

Operating Expenses
Applicable Series	2021	2020
RSE Innovation	$-	$-
Total Operating Expenses	$-	$-

Asset Acquisitions, Purchase Options and Asset Sales

Details of the Underlying Assets acquired or for which we entered into purchase option agreements or purchase agreements during the Current Period, and the Prior Period, are listed in the Master Series Table and summarized in the table below. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – acquire the Underlying Asset outright prior to launch of the Offering, financed through loans made by officers or affiliates of the Manager, third-party lenders or through non-interest-bearing payments from the Asset Manager.

•Purchase option agreement – enter into a purchase option which gives us the right, but not the obligation, to purchase a specific Underlying Asset, typically through the proceeds of the Offering for the Series related to the Underlying Asset.

•Purchase agreement – enter into a purchase agreement, which obligates us to acquire the Underlying Asset, but typically with a significant payment delay, with the goal of raising the capital through the Offering of the Series related to the Underlying Asset.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Under the Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”), the Company, together with the Manager’s Advisory Board, evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series, because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

Details on the Underlying Assets acquired or for which we entered into purchase option agreements or purchase agreements, or which have subsequently been sold, are listed in the Master Series Table and summarized in the table below.

	# of Assets Sold	Total Value of Assets Sold ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Grand Total #	Grand Total Value ($)
2021	0	$0	0	$0	0	$0	3	$450,000	3	$450,000
2020	0	$0	0	$0	0	$0	0	$0	0	$0

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

Note: The Company entered into a purchase agreement to acquire each asset from the Asset Seller. Per the purchase agreement, the closing to acquire the assets is subject to a number of conditions that had not been satisfied as of December 31, 2021.  The Company will remit payment for the purchase price of each Underlying Asset to the Asset Seller upon satisfaction of all the conditions.  As of the end of the current period, the Company did not have custody of the assets and the assets were not on the Company’s books.

See “Note C – Related Party Transactions” of the Notes to Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

Since inception, the Company and the Series had no operating activity as of December 31, 2021. Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Financial Statements) for such individual Series at the sole discretion of the Manager.

Neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period.

Neither the Company nor any of the Series had operations or activity during the Current Period or Prior Period.

Period	Income / (Loss)	Net Working Capital	Accumulated Deficit
2021	-	-	-
2020	-	-	-

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

Cash and Cash Equivalent Balances

As of the end of the Current Period and the Prior Period, the Company and the Series for which Closings had occurred, had cash or cash equivalents balances as follows:

Cash Balance
Applicable Series	12/31/2021	12/31/2020
RSE Innovation	$76,000	$-
Total Cash Balance	$76,000	$-

Note: Only includes Series for which an Offering has closed. RSE Innovation cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Financial Statements).

Recent Developments

The following sets forth updated information with respect to events that have occurred since December 31, 2021

Event	Description
Offerings Opened	1
Offerings Closed	1
Underlying Assets Purchased	0 Purchase Agreement signed 0 Purchase Option Agreements signed 0 Upfront Purchase Agreements signed
Underlying Assets Sold	None
Acquisition Expenses	$0

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following individuals constitute the Board of Directors, executive management, and significant employees of RSE Markets, the sole member of the Asset Manager:

Name(1)	Age	Position	Term of Office (Beginning)
Christopher J. Bruno	41	Founder, President & Director	05/2016
George J. Leimer	55	Chief Executive Officer & Director	8/2020
Robert A. Petrozzo	38	Chief Product Officer	06/2016
Maximilian F. Niederste-Ostholt	41	Chief Financial Officer	08/2016
Vincent DiDonato	43	Chief Technology Officer	10/2019
Greg Bettinelli	49	Director	07/2018
Joshua Silberstein	46	Director	10/2016
Ryan Sweeney	44	Director	04/2021

(1)Each of the directors of RSE Markets was elected as a director pursuant to a voting agreement among RSE Markets and certain stockholders of RSE Markets.

Background of Officers and Directors of RSE Markets

The following is a brief summary of the background of each director and executive officer of RSE Markets:

Christopher J. Bruno, Founder, President & Director

Chris is a serial entrepreneur who has developed several online platform businesses. In 2013, Chris co-founded Network of One, a data-driven content investment platform focused on the YouTube market where he worked until 2016.  Prior to Network of One, Chris co-founded Healthguru, a leading health information video platform on the web (acquired by Propel Media, Inc., OTC BB: PROM) where he worked from 2005 to 2013.

Chris began his career working in venture capital at Village Ventures where he invested in early-stage companies across the online media, telecommunications, software, medical devices, consumer products and e-commerce industries. Chris worked at Village Ventures from 2002 to 2005.

From 2004 to 2005, Chris also worked as an analyst directly for the management team of Everyday Health (NYSE: EVDY) during its growth phase.

Chris graduated magna cum laude with Honors from Williams College with a degree in Economics and received his Master of Business Administration, beta gamma sigma, from the NYU Stern School of Business with a specialization in Finance and Entrepreneurship.

George Leimer, Chief Executive Officer & Director

George is a seasoned business and technology executive with extensive experience working in a diverse collection of industries ranging from e-commerce, content-creation, consumer internet, and entertainment. He has hands-on knowledge gained from direct leadership in general management, product development, and product marketing roles and early-stage experience from company formation through fund-raising, launch/operation and acquisition.

Most recently George was the Senior Vice President of data platforms at Disney where he led the transformation of The Walt Disney Company’s consumer identity platform from an on-premises monolithic architecture to a highly available and scalable cloud-based solution. He led both technology and product groups at ESPN as a Vice President from 2013-2018 building products and running development groups.

From 2007 until 2009 George was a senior manager of online store merchandising at Apple. He had an entrepreneurial hiatus from Apple from 2009 until 2012 in which cofounded BigDeal.com, a hybrid gaming/ecommerce business. He returned to Apple in 2012 where he was the director of online store merchandising until he departed for ESPN in 2013.

George held various senior operations and technology roles at eBay and subsidiary Half.com from 1999 until 2007. In his tenure at eBay, George launched various services and led a portfolio of businesses generating $2B in annual gross merchandise sales.

George graduated from Widener University in 1987 with a bachelor’s in Management and an MIS Concentration.

Robert A. Petrozzo, Chief Product Officer

Rob is a designer and creative thinker who has led the development of multiple award-winning technology platforms in both the software and hardware arenas.  For the past decade, he has specialized in the product design space having created authoring components, architected the front-end of distribution platforms, and designed interactive content platforms for both consumers & enterprises. Immediately prior to joining the Asset Manager, he led the UX & UI effort at computer vision & robotics startup KeyMe, building interactive products from the ground up and deploying both mobile and kiosk-based software nationwide. Rob worked at KeyMe from 2014 to 2016.

His previous roles include internal software design for Ares Management (2013 to 2014), and Creative Director at ScrollMotion (2010 to 2013), where he led a team of content creators and product developers to release a fully integrated authoring tool and over 300 custom enterprise apps for Fortune 50 and 100 clientele across 12 countries including Hearst, Roche, J&J, Genentech, and the NFL.

Rob received his degree in User-Centered Design with a peripheral curriculum in User Psychology from the University of Philadelphia.

Maximilian F. Niederste-Ostholt, Chief Financial Officer

Max has spent nine years in the finance industry, working in the investment banking divisions of Lehman Brothers from 2007 to 2008 and Barclays from 2008 to 2016.  At both firms he was a member of the healthcare investment banking group, most recently as Director focused on M&A and financing transactions in the Healthcare IT and Health Insurance spaces. Max has supported the execution of over $100 billion of financing and M&A transactions across various sectors of the healthcare space including buy-side and sell-side M&A assignments and financings across high grade and high yield debt, equities, and convertible financings.  Work performed on these transactions included amongst other aspects, valuation, contract negotiations, capital raising support and general transaction execution activities.

Prior to his career in investment banking, Max worked in management consulting at A.T. Kearney from 2002 to 2005, where he focused on engagements in the automotive, IT and healthcare spaces. During this time, he worked on asset sourcing, logistics and process optimization projects.

Max graduated from Williams College with a Bachelor of Arts in Computer Science and Economics and received Master of Business Administration, beta gamma sigma, from NYU’s Stern School of Business.

Vincent A. DiDonato, Chief Technology Officer

Vincent brings more than 20 years of technology and web application development experience with a focus on SaaS-based B2C and B2B platforms. Most recently, Vincent was VP of Engineering at Splash, where he helped build and lead a global engineering team.

Prior to Splash, Vincent spent over five years working as SiteCompli's VP of Technology & Engineering where he oversaw the direction and execution of SiteCompli's technology strategy as well as managed onshore and offshore software engineering operations.

Vincent's previous roles include director and engineering capacities with American Express and NYC & Company, where he led, architected and implemented multi-million-dollar product and platform launches.

Greg Bettinelli, Director

Greg has over 20 years of experience in the Internet and e-commerce industries.

In 2013 he joined the venture capital firm Upfront Ventures as a Partner and is focused on investments in businesses at the intersection of retail and technology. One of Greg's most notable investments, Ring, was acquired by Amazon for $1 billion in 2018.

Prior to joining Upfront Ventures, from 2009 to 2013, Greg was the Chief Marketing Officer for HauteLook, a leading online flash-sale retailer which was acquired by Nordstrom, Inc. in March 2011 for $270 million.

Before joining HauteLook, from 2008 to 2009, Greg served as Executive Vice President of Business Development and Strategy at Live Nation, where he was responsible for the strategic direction and key business partnerships for Live Nations' ticketing and digital businesses. Prior to Live Nation, from 2003 to 2008, Greg held a number of leadership positions at eBay, including Sr. Director of Business Development for StubHub and Director of Event Tickets and Media. While at eBay, Greg played a lead role in eBay's acquisition of StubHub in 2007 for $307 million.

 Earlier in his career, Greg held a number of roles in marketing, finance, and business development at companies in the financial services and healthcare industries.

 Greg holds a BA in Political Science from the University of San Diego and a Master of Business Administration from Pepperdine University's Graziadio School of Business and Management.

Joshua Silberstein, Director

Joshua is a seasoned operator and entrepreneur with in excess of 15 years of experience successfully building companies – as a founder, investor, board member, and CEO.

Joshua co-founded Healthguru in 2006 and led the company from idea to exit in 2013.  When Healthguru was acquired by Propel Media, Inc. (OTC BB: PROM), a publicly traded video syndication company, in 2013, Healthguru was a leading provider of health video on the web (as of 2013 it had 917 million streams and a 49.1% market share in health videos).

After the acquisition, Joshua joined Propel Media as President and completed a transformative transaction that quadrupled annual revenue and dramatically improved profitability.  When the deal – a reverse merger – was completed, it resulted in an entity with over $90 million in revenue and approximately $30 million in EBITDA.

In the past several years, Joshua has taken an active role with more than a dozen companies (with approximately $3 million to $47 million in revenue) – both in operating roles (Interim President, Chief Strategy Officer) and in an advisory capacity (to support a capital raise or lead an M&A transaction).

Earlier in his career, Joshua was a venture capitalist at BEV Capital, where he was part of teams that invested nearly $50 million in early-stage consumer businesses (including Alloy.com and Classmates Online) and held a number of other senior operating roles in finance, marketing, and business development.

Joshua has a BS in Economics from the Wharton School (summa cum laude) and a Master of Business Administration from Columbia University (beta gamma sigma).

Ryan Sweeney, Director

In 2009, Ryan joined the venture capital firm, Accel, as a Partner and is focused on investments in businesses at the intersection of consumer services and technology. One of Ryan’s most notable investments, Qualtrics, was acquired by SAP for $8 billion in 2018.

Prior to joining Accel, from 2000 to 2008, Ryan led technology growth investments at Summit Partners in the Boston area.

Before joining Summit Partners Ryan worked at William Blair & Company, LLC, and held a number of leadership positions at North Bridge Growth Equity and National Mentor Holdings, Inc.

Earlier in his career, Ryan held a number of roles in finance and business development at companies in the investment banking and private equity industries.

Ryan grew up in New Jersey and holds a BBA in Finance and Business Economics from the University of Notre Dame and a Master of Business Administration from Harvard Business School.

Advisory Board

Responsibilities of the Advisory Board

The Advisory Board may support the Company, the Asset Manager, the Manager and RSE Markets. The Advisory Board may review the Company’s relationship with, and the performance of, the Manager, and approve the terms of any material or related-party transactions. In addition, the Advisory Board may assist with, and make recommendations with respect to, the following:

(1) Approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

(2) Evaluating all asset acquisitions;

(3) Evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of the Company and the Interest Holders;

(4) Providing guidance with respect to the appropriate levels of annual collection level operating costs specific to each individual asset;

(5) Reviewing material conflicts of interest that arise, or are reasonably likely to arise with the Managing Member, on the one hand, and the Company, a Series or the Interest Holders, on the other hand, or the Company or a Series, on the one hand, and another Series, on the other hand;

(6) Approving any material transaction between the Company or a Series, on the one hand, and the Manager or any of its affiliates, another Series or an Interest Holder, on the other hand, other than for the purchase of Interests;

(7) Reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to Interest Holders at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to Interest Holders are in accordance with our policies; and

(8) Approving any service providers appointed by the Manager or the Asset Manager in respect of the Underlying Assets.

The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise.  The members of the Advisory Board are not managers or officers of the Company, the Manager or the Asset Manager, or any Series and do not have fiduciary or other duties to the Interest Holders of any Series.

Compensation of the Advisory Board

The Asset Manager will compensate members of the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service. As such, their costs will not be borne by any given Series of Interests, although members of the Advisory Board may be reimbursed by a Series for out-of-pocket expenses incurred by such Advisory Board member in connection with a Series of Interests (e.g., travel related to evaluation of an asset).

Members of the Advisory Board

We plan to continue to build the Advisory Board over time and are in advanced discussions with various experts in the Asset Class. We have already established an informal network of expert advisors who support the Company in asset acquisitions, valuations, and negotiations. To date, three individuals have formally joined the Manager’s Advisory Board:

Dan Gallagher

Dan has extensive public and private sector experience in regulatory matters, financial markets, and corporate legal affairs and governance.

Dan initially began his career in private practice, advising clients on broker-dealer regulatory issues and representing clients in SEC and SRO enforcement proceedings. Dan then served on the SEC staff in several capacities, including as counsel to both Commissioner Paul Atkins and Chairman Christopher Cox, and from 2008 to 2010 as deputy director and co-acting director of the Division of Trading and Markets. While serving as deputy director and co-acting director, he was on the front lines of the agency’s response to the financial crisis, including representing the SEC in the Lehman Brothers liquidation.

Dan served as an SEC commissioner from 2011 to 2015. While serving as commissioner, he advocated for a comprehensive review of equity market structure, championed corporate governance reform and pushed to improve the SEC’s fixed income market expertise.

Dan is currently a partner of and deputy chair of the securities department at the international law firm WilmerHale and is a member of the advisory boards of both the Institute for Law and Economics at the University of Pennsylvania and the Center for Corporate Governance, Raj & Kamla Gupta Governance Institute, LeBow College of Business, Drexel University.

Dan earned his JD, magna cum laude, from the Catholic University of America, where he was a member of the law review and graduated from Georgetown University with a BA in English.

Arun Sundararajan

Arun is a Professor and the Robert L. and Dale Atkins Rosen Faculty Fellow at New York University’s (NYU) Stern School of Business, and an affiliated faculty member at many of NYU’s interdisciplinary research centers, including the Center for Data Science and the Center for Urban Science and Progress. He joined the NYU Stern faculty in 1998.

Arun’s research studies how digital technologies transform business, government and civil society. His current research topics include digital strategy and governance, crowd-based capitalism, the sharing economy, the economics of automation, and the future of work. He has published over 50 scientific papers in peer-reviewed academic journals and conferences, and over 30 op-eds in outlets that include The New York Times, The Financial Times, The Guardian, Wired, Le Monde, Bloomberg View, Fortune, Entrepreneur, The Economic Times, LiveMint, Harvard Business Review, Knowledge@Wharton and Quartz. He has given more than 250 invited talks at industry, government and academic forums internationally. His new book, “The Sharing Economy,” was published by the MIT Press in June 2016.

Arun is a member of the World Economic Forum’s Global Futures Council on Technology, Values and Policy. He interfaces with tech companies at various stages on issues of strategy and regulation, and with non-tech companies trying to understand how to forecast and address changes induced by digital technologies. He has provided expert input about the digital economy as part of Congressional testimony, and to various city, state and federal government agencies.

Arun holds a Ph.D. in Business Administration and an M.S. in Management Science from the University of Rochester, and a B. Tech. in Electrical Engineering from the Indian Institute of Technology, Madras.

Roger Wiegley

Roger has over 30 years of legal and risk management experience.  He is a practicing attorney through his company Roger Wiegley Law Offices, which he started in 2013.  He is also a senior adviser to KPMG (insurance and reinsurance) as well as a consultant to several AXA companies in Europe and the United States, and he is the founder and a director of Global Risk Consulting, Ltd., a UK consulting company.

Roger spent the first 18 years of his career practicing law at Sullivan & Cromwell; Sidley & Austin; and Pillsbury Winthrop Shaw Pittman, focused on clients in the financial sector.  From 1998 to 2001 he was the chief counsel for the commercial bank branches of Credit Suisse First Boston in the Americas and served as Head of Regional Oversight for CSFB in the Asia-Pacific Region. He held various other general counsel and legal positions at various companies including Winterthur Swiss Insurance Company and Westmoreland Coal Company from 2001 to 2007.  From 2008 to 2013, Roger was the Global General Counsel of AXA Liabilities Managers.

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company. The executive officers of RSE Markets manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager.  Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Asset Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of the Manager

The Manager may receive Sourcing Fees and reimbursement for costs incurred relating to the Offering described herein and other Offerings (e.g., Offering Expenses and Acquisition Expenses). Neither the Manager nor the Asset Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Interests.

The annual compensation of the Manager was as follows for the fiscal year ended December 31, 2021.

Year	Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash compensation ($)	Other compensation ($)	Total compensation ($)
2021	RSE Innovation Manager, LLC	Manager	$0	$0	$0

The Manager will receive Sourcing Fees for each subsequent Offering for Series of Interests in the Company that closes as detailed in the “Use of Proceeds” section of the respective Offerings. Additional details on Sourcing Fees received by the Manager can be found in the Master Series Table.

In addition, should a Series’ revenue exceed its ongoing Operating Expenses and various other potential financial obligations of the Series, the Asset Manager may receive a Management Fee as described in “Description of the Business –Management Fee.”  To date, no Management Fees have been paid by any Series.

A more complete description of Management of the Company is included in “Description of the Business” and “Management.”

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The Company is managed by the Manager. At the Closing of each Offering, the Manager or an affiliate will own at least 1% of the Interests in each Series acquired on the same terms as the other Investors. The address of the Manager is 250 Lafayette Street, 2nd Floor, New York, NY 10012.

As of the end of the Current Period, there are no securities of the Company that are beneficially owned by the Manager or its affiliates.

Series	Closing Date	Total Interests Offered	Interest Owned by Manager (1) (2)	Total Offering Value
-	-	-	-	-

Note: Table does not include any Offerings or anticipated Offerings for which the Underlying Asset has been sold.

(1)The Asset Manager is the beneficial owner of these Interests.

(2)Upon the designation of the Series, the Asset Manager became the initial member holding 100% of the Interest in the Series.  Upon the Closing of the Offering, the Asset Manager must own at least 1% of the Series.

ITEM 5. RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of membership Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering. It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Once the Series repays the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, the Underlying Asset would then be transferred to the related Series and it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans plus accrued interest, as the case may be, used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

As of the end of the Current Period and the Prior Period, amounts outstanding due to Manager and affiliates are shown as below:

Period	Due to the Manager and its Affiliates
2021	$76,000
2020	-

During the Current Period and Prior Period, the Company did not enter into agreements with an Advisory Board Member.

ITEM 6. OTHER SIGNIFICANT INFORMATION

None.

ITEM 7.  FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021 AND PERIOD MAY 20, 2020 (INCEPTION) TO DECEMBER 31, 2020

CONTENTS

PAGE

RSE INNOVATION, LLC AND VARIOUS SERIES:

Year Ended December 31, 2021 and Period May 20, 2020 (Inception) to December 31, 2020 Audited Financial Statements

Report of Independent Registered Public Accounting FirmF-1

Balance SheetsF-2

Statements of OperationsF-3

Statements of Members’ Equity F-4

Statements of Cash Flows F-5

Notes to Financial Statements F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

RSE Innovation, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RSE Innovation, LLC (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2021 and for the period from May 20, 2020 (inception) to December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from May 20, 2020 (inception) to December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2021.

EISNERAMPER LLP

New York, New York

February 10, 2022

RSE INNOVATION, LLC

Balance Sheets as of December 31, 2021 and 2020

	2021	2020
Assets
Current Assets
Cash and Cash Equivalents	$76,000	$-
Pre-paid Storage	-	-
Total Current Assets	76,000	-

Innovation Asset - Deposit	-	-
Innovation Asset - Owned	-	-
TOTAL ASSETS	$76,000	$-

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	-
Income Taxes Payable	-	-
Due to the Manager or its Affiliates	$76,000	$-
Total Liabilities	$76,000	$-
Members' Equity
Membership Contributions	-	-
Capital Contribution for Operating Expense	-	-
Capital Contribution for loss at Offering close	-	-
Distribution to RSE Innovation	-	-
Retained Earnings / (Accumulated Deficit)	-	-
Members' Equity	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$76,000	$-

RSE INNOVATION, LLC

Statement of Operations Year Ended December 31, 2021 and for the period May 20, 2020 (Inception) to December 31, 2020

	2021	2020
Operating Expenses
Storage	$-	$-
Custodial Fees	-	-
Appraisal and Valuation Fees	-	-
Bookkeeping and Accounting Fees	-	-
Ongoing Registrar Fees	-	-
Marketing Expense	-	-
Total Operating Expenses	-	-
Operating Loss
Other Expenses
Interest Expense and Financing Fees	-	-
Other Income / (Loss)
Gain / (Loss) on Sale	-	-
(Loss) on Impairment	-	-
Income / (Loss) Before Income Taxes	-	-
Provision for Income Taxes	-	-
Net Income / (Loss)	-	-

Basic and Diluted Income / (Loss) per Membership Interest
Weighted Average Membership Interests

See accompanying notes, which are an integral part of these financial statements.

RSE INNOVATION, LLC

Statements of Member’s Equity / (Deficit) Year Ended December 31, 2021 and for the period May 20, 2020 (Inception) to December 31, 2020

	2021	2020
Members' Equity / (Deficit)
Balance May 20, 2020
Distribution	$-	$-
Membership Contributions	-	-
Capital Contribution for Operating Expenses	-	-
Capital Contribution for loss at Offering close	-	-
Net Income / (Loss)	-	-
Balance December 31, 2020	$-	$-
Distribution	-	-
Membership Contributions	-	-
Capital Contribution for Operating Expenses	-	-
Capital Contribution for loss at Offering close	-	-
Net Income / (Loss)	-	-
Balance December 31, 2021	$-	$-

RSE INNOVATION, LLC

Statements of Cash Flows Year Ended December 31, 2021 and for the period May 20, 2020 (Inception) to December 31, 2020

	2021	2020
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$-
Adjustments to reconcile net cash (used in)/provided by
operating activities
Expenses Paid by Manager and Contributed to the
Company / Series	-	-
(Gain) / Loss on sale of Asset	-	-
Impairment loss on innovation asset	-	-
Prepaid Storage	-	-
Income Taxes Payable	-	-
Due to the Manager or its Affiliates	-	-
Accounts Payable	-	-
Net cash (used in) / provided by operating activities	-	-

Cash flow from investing activities:
Deposits on innovation asset	-	-
Investment in innovation asset	-	-
Proceeds from Sale of Asset	-	-
Cash provided by / (used in) investing activities	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-
Proceeds on borrowing from the Manager or its Affiliates, net
of repayment	76,000	-
Capital contribution from the Manager	-	-
Contribution related to Offering Closings and Asset Sales	-	-
Distribution	-	-
Cash provided by / (used in) financing activities	76,000	-

Net change in cash	76,000	-
Cash beginning of period	-	-
Cash end of period	$76,000	$-
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	$-	$-
Forgiveness of amounts due to manager and Contributed to the
Company/Series	$-	$-

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Innovation, LLC (the “Company,” “RSE Innovation,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on May 20, 2020.  The Company’s core business is the identification, acquisition, marketing and management of certain intangible assets (the “Innovation Assets” or the “Asset Class”) for the benefit of the investors. The Company is wholly owned and managed by RSE Innovation Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Innovation Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Innovation Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2021, and December 31, 2021. “Prior Period” refers to the time period between May 20, 2020 (inception) and December 31, 2020.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

Brokerage Fee:  For all Series qualified up to the date of this filing the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities.

Custody Fee: In respect to current Offerings, the custodian of Interests (the “Custodian”), holding custody of the securities upon issuance, will receive a fee of 0.75% on Interests sold in an Offering (the “Custody Fee”).

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) is available and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow and the Manager will receive up to 50% of Free Cash Flow in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Other:

The Manager is responsible for covering its own expenses. All of the Underlying Assets will be self-insured by the Manager and the Asset Manager. The Company will take the full risk of loss for all of the Underlying Assets.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company and the Series had no operating activity as of December 31, 2021. Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for such individual Series at the sole discretion of the Manager.

Neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period.

Neither the Company nor any of the Series had operations or activity during the Current Period or Prior Period.

Period	Income / (Loss)	Net Working Capital	Accumulated Deficit
2021	-	-	-
2020	-	-	-

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

We do not expect either the Company or any of its Series to generate any revenues for some time. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) on an ongoing basis.

At the end of the Current Period and end of the Prior Period, the Company and the Series for which Closings had occurred, had the following cash balances:

Cash Balance
Applicable Series	12/31/2021	12/31/2020
RSE Innovation	$76,000	$-
Total Cash Balance	$76,000	$-

The cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets) as the case may be. The cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, there was no activity or Operating Expenses incurred related to a Series. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

From inception, the Company and the Series will finance their business activities through capital contributions from the Manager or its affiliates and members to the individual Series. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, at the sole discretion of the Manager.

INITIAL OFFERINGS

No Series have closed an Offering or incurred liabilities as of the date of the financial statements. Once a Series Offering is closed, the table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity will outline all Offerings for which a Closing has occurred since the Company’s inception.

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Any Offerings that close as of the date of the financial statements are issued under Tier 2 of Regulation A+ and qualified under an Offering Statement. The membership interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms as specified in the Operating Agreement. As such, upon closing of the Series, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members' equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series, that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include custodial fees, appraisal and valuation fees, ongoing registrar fees, cloud storage, marketing expense, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”. We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

In regard to custodial fees for domain names, when an Underlying Asset is purchased, the current owner will transfer ownership of the asset to the Company’s executive account with its domain registrar. The executive account includes a domain transfer validation service, which requires both email and verbal confirmation from pre-assigned employees of the Company before an Underlying Asset can transfer in and out of our account. There is no fee for the executive account; however, we are responsible for paying annual renewal fees for each Underlying Asset.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. There were no expenses treated as capital contributions from the Manager to the Company in the Current Period or Prior Period:

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions
2021	-	-
2020	-	-

During the Current Period, the Company did not incur pre-Closing Operating Expenses and no Series had closed Offerings or incurred post-Closing Operating Expenses per the table as follows:

Operating Expenses
Applicable Series	2021	2020
RSE Innovation	$-	$-
Total Operating Expenses	$-	$-

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses”, which include authenticity and verification of the Underlying Asset, identification fee, and other costs detailed in the Manager’s allocation policy.

The Underlying Assets are considered indefinite-lived assets, will not be amortized, and will be subject to an annual test for impairment. These indefinite-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Expenses, are then transferred to the Series. Underlying Assets are transferred at cost and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering, are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Innovation” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

The Company entered into purchase agreements to acquire Underlying Assets, since inception on May 20, 2020, and there were no Underlying Assets held or owned during the Current Period or Prior Period.  Per the purchase agreements, the closing to acquire the Underlying Assets is subject to a number of conditions which had not been satisfied as of December 31, 2021. The following table presents all costs capitalized on the acquisition of Underlying Assets. There were no costs capitalized on the acquisition of Underlying Assets during the Current Period and Prior Period:

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Costs
Applicable Series	Purchase Price / Down payment	Acquisition Costs	Total
- (1)	$-	$-	$-
Total	$-	$-	$-

Underlying Assets owned at Dec 31, 2021 and previous period was as follow:
Underlying assets at December 31, 2020	$-	$-	$-
Underlying assets at December 31, 2021	$-	$-	$-
Grand Total	$-	$-	$-

(1)Offering for Series Interests closed at the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings/(Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of membership Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies, which is represented as a “Capital Contribution for loss at Offering close”.

The below table outlines Membership Contributions and Uses for closed Offerings, excluding Series for which assets were sold. There were no closed Offerings as of the end of the Current Period:

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Distribution	Total
-	-	$-	$-	$-	$-	$-	$-
Total		$-	$-	$-	$-	$-	$-

Note: represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at closing of offering for respective Series.

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

A Series elects and qualifies, and the Company intends that each future Series will elect and qualify, to be taxed as a corporation under the Internal Revenue Code of 1986.  Each separate Series intends to be accounted for as described in ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company intends to be taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership Interests in that particular Series during the period.

10.Revenue Recognition

In the future the Company may generate revenue through the usage of the Underlying Assets (“Contractual Revenues”), through channels which may include, but are not limited to, the asset leasing, sponsorship and advertising, licensing and royalties and asset merchandising. The Company has not taken any steps to generate contractual revenues from the usage of the Underlying Asset of any Series, but the Company may choose to pursue any of the above channels, or any other channels, in the future.

If an Underlying Asset for a particular Series is able to generate contractual revenues, such as through leasing or advertising, then any such amounts will be presented as revenues, and recognized in accordance with ASC 606, Revenue from Contracts with Customers. These revenues are expected to be secondary to the Company’s primary intent of holding the Underlying Assets as collectibles.

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of membership Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Company's Operating Agreement. Pursuant to the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Affiliate Loans

From time to time, affiliates of the Manager may make loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Once the Series repays the Company and other parties, such as the Manager, the Broker of Record and the Custodian, from the proceeds of a closed Offering, the Underlying Asset would then be transferred to the related Series, and it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third-parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans plus accrued interest, as the case may be, used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

As of the end of the Current Period and Prior Period, amounts outstanding due to Manager and affiliates are shown as below:

Period	Due to the Manager and its Affiliates
2021	$76,000
2020	-

During the Current Period and Prior Period, the Company did not enter into agreements with an Advisory Board member.

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

We do not expect either the Company or any of its Series to generate any revenues for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include Offering Expenses, Acquisition Expenses, Brokerage Fee, Custody Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses are similar in nature and consist of expenses such as custodial fees, appraisal and valuation fees, ongoing registrar fees, cloud storage, marketing expense, and bookkeeping and accounting fees associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: We do not expect either the Company or any of its Series to generate any revenues for some time. At the point in time where contractual revenues are generated, the revenues will be allocated directly to the Series with the applicable Underlying Asset.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the Broker of Record from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: The Custody Fee is paid to the Custodian from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, marketing costs and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Cloud Storage: based on the number of Underlying Assets in the cloud storage

▪Bookkeeping and accounting fees: allocated monthly across all closed Series Offerings

▪Custodial fees: based on the number of Underlying Assets

▪Appraisal and valuation fees: based on the number of Underlying Assets

▪Ongoing registrar fees: allocated directly to the Underlying Asset

▪Marketing: based on the number of Underlying Assets marketed

RSE INNOVATION, LLC

Notes to Financial Statements

NOTE E - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)Repayment of any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Thereafter, reserves may be created to meet future Operating Expenses for a particular Series.

iii)Thereafter, at least 50% of Free Cash Flow (as described below, net of corporate income taxes applicable to such Series of Interests) may be distributed as dividends to Investors of a particular Series.

iv)The Manager may receive up to 50% of Free Cash Flow in the form of a Management Fee (the “Management Fee”), which is accounted for as an expense to the statement of operations of a particular Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

NOTE F- CONTINGENCIES

COVID-19

The continuing impact and effects of the global outbreak of the coronavirus (COVID‐19) on the operation and financial performance of our business are unknown. However, the Company currently does not expect the outbreak will have a material adverse effect on our business or financial results at this time.

Government Regulation

Claims arising out of actual or alleged violations of law, including certain matters currently under investigation by the SEC, could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

NOTE G- SUBSEQUENT EVENTS

Subsequent Offerings

The table below shows all Offerings, which have closed after the date of the financial statements through the date of this filing:

Series	Underlying Asset	Offering Size	Closing Date
#URL2	Directions.com	$140,000	2/3/2022

The Company expects to launch and close additional Offerings throughout the remainder of the year and beyond.

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Innovation, LLC (1)

Exhibit 2.2 – Amended and Restated Limited Liability Company Agreement of RSE Innovation, LLC (2)

Exhibit 2.3 – Certificate of Formation for RSE Innovation Manager, LLC (1)

Exhibit 2.4 – Limited Liability Company Agreement of RSE Innovation Manager, LLC (2)

Exhibit 3.1 – Form of Series Designation (2)

Exhibit 4.1 – Form of Subscription Agreement (3)

Exhibit 6.1 – Form of Asset Management Agreement (2)

Exhibit 6.2 – Broker of Record Agreement (3)

Exhibit 6.3 – Form of Purchase Agreement (2)

Exhibit 6.5 – Transfer Agent Agreement (3)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (4)

Exhibit 8.2 – Custodian Agreement with DriveWealth, LLC (3)

(1)Previously included as an exhibit to the Company’s Draft Offering Statement on Form 1-A submitted to the Commission on May 6, 2021.

(2)Previously filed as an Exhibit to the Company’s Offering Statement on Form 1-A filed with the Commission on August 20, 2021.

(3)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed with the Commission on October 8, 2021.

(4)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed with the Commission on November 24, 2021.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE INNOVATION, LLC

By: RSE Innovation Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ George J. Leimer

Name: George J. Leimer

Title: Chief Executive Officer

Date: February 10, 2022

This report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George J. Leimer Name: George J. Leimer	Chief Executive Officer of RSE Markets, Inc. (Principal Executive Officer)	February 10, 2022

/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer)	February 10, 2022
RSE INNOVATION MANAGER, LLC By: Rally Holdings LLC, its managing member By: RSE Markets, Inc., its sole member By: /s/ George J. Leimer Name: George J. Leimer Title: Chief Executive Officer	Managing Member	February 10, 2022